Exhibit 10.41

10600 North De Anza Blvd.	408.446.0700
Suite 200	Facsimile: 408.446.0583
Cupertino, CA 95014-2075	www.sobrato.com

Lease between

Sobrato Land Holdings and Symbol Technologies, Inc.

Parties	1
Premises	1
Premises and Project Defined	1
Adjustment based on Final Square Footage	1
Use	1
Permitted Uses	1
Uses Prohibited	1
Advertisements and Signs	1
Covenants, Conditions and Restrictions	2
Term and Rental	2
Base Monthly Rent	2
Rental Adjustment	2
Late Charges	2
Security Deposit	2
Construction	3
Building Shell Construction	3
Tenant Improvement Plans	3
Final Pricing	4
Change Orders	4
Building Shell Costs	4
Tenant Improvement Costs	5
Construction	5
Tenant Delays	5
Insurance	5
Punch List & Warranty	5
Other Work by Tenant	6
Landlord’s Failure to Complete Construction	6
Expansion of the Building	6
Acceptance of Possession and Covenants to Surrender	6
Delivery and Acceptance	6
Condition Upon Surrender	7
Failure to Surrender	7
Alterations and Additions	7
Tenant’s Alterations	7
Free From Liens	8
Compliance With Governmental Regulations	8

Maintenance of Premises	8
Landlord’s Obligations	8
Tenant’s Obligations	8
Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs/Audits	8
Reimbursable Operating Costs	9
Tenant’s Allocable Share	9
Waiver of Liability	9
Hazard Insurance	10
Tenant’s Use	10
Landlord’s Insurance	10
Tenant’s Insurance	10
Waiver	10
Taxes	10
Utilities	11
Toxic Waste and Environmental Damage	11
Tenant’s Responsibility	11
Tenant’s Indemnity Regarding Hazardous Materials	11
Actual Release by Tenant	12
Environmental Monitoring	12
Tenant’s Default	12
Remedies	13
Right to Re-enter	13
Abandonment	13
Non-Waiver	13
Performance by Landlord	14
Habitual Default	14
Landlord’s Liability	14
Limitation on Landlord’s Liability	14
Limitation on Tenant’s Recourse	14
Indemnification of Landlord	14
Destruction of Premises	15
Landlord’s Obligation to Restore	15
Limitations on Landlord’s Restoration Obligation	15
Condemnation	15
Assignment or Sublease	15
Consent by Landlord	15
Assignment or Subletting Consideration	16
No Release	16
Reorganization of Tenant	16
Permitted Transfers	17
Effect of Default	17
Effects of Conveyance	17
Successors and Assigns	17
Option to Extend the Lease Term	17
Grant and Exercise of Option	17
Determination of Fair Market Rental	18
Resolution of a Disagreement over the Fair Market Rental	18
Personal to Tenant	18
General Provisions	19
Attorney’s Fees	19
Authority of Parties	19

Page ii

Brokers	19
Choice of Law	19
Dispute Resolution	19
Entire Agreement	20
Entry by Landlord	20
Estoppel Certificates	20
Exhibits	20
Interest	20
Modifications Required by Lender	20
No Presumption Against Drafter	20
Notices	21
Property Management	21
Rent	21
Representations	21
Rights and Remedies	21
Severability	21
Submission of Lease	21
Subordination	21
Survival of Indemnities	22
Time	22
Waiver of Right to Jury Trial	22
EXHIBIT A - Premises, Building & Project	24
EXHIBIT B-2 - Shell Plans and Specifications	25
EXHIBIT C - Building Shell Definition	26
EXHIBIT D - Tenant Improvement Plans and Specifications	28
EXHIBIT E - Tenant’s Antenna	29

Page iii

1.  PARTIES: THIS LEASE, is entered into on this _____ day of August, 1998, (“Effective Date”) between SOBRATO LAND HOLDINGS, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and SYMBOL TECHNOLOGIES, INC., a Delaware Corporation, whose address is One Symbol Plaza, Holtsville, NY 11742-1300, hereinafter called respectively Landlord and Tenant.

2.	PREMISES:

A. Premises and Project Defined: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of San Jose, County of Santa Clara, State of California, consisting of a two story building to be constructed by Landlord consisting of 100,000 rentable square feet (“Building”) (potentially expandable by Tenant as provided in Section 5.N below to 130,000 sf) including parking for approximately 350 cars (potentially expandable to 455 cars) in the location shown on Exhibit “A”. The Premises are located within that certain Project which will consist of several additional buildings to be constructed by Landlord of similar design and quality to that constructed for Tenant on the ±23 acre site at the northwest corner of San Ignacio Avenue and Via Del Oro as outlined on Exhibit A together with all improvements located therein including but not limited to buildings, parking areas and structures, landscaping, loading docks, sidewalks, service areas and other facilities. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B. Tenant acknowledges Landlord’s right to and hereby consents to construction of additional buildings within the Project and acknowledges Landlord may modify the building sizes and locations of the additional buildings from that shown in Exhibit “A”.

B. Adjustment based on Final Square Footage: Upon Substantial Completion of the Building Shell, the Building shall be measured (from outside wall to outside wall including all areas covered by a structural roof), and if the actual square footage differs from the amount stated above, the Base Monthly Rent hereunder shall be adjusted to the product by multiplying One and 35/100 Dollars ($1.35) by the actual rentable square feet of the Building and the Work Allowance shall be adjusted to the product obtained by multiplying Thirty Two and No/100 dollars ($32.00) by the actual rentable square feet of the Building.

3.	USE:

A. Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses. Tenant shall use only the number of parking spaces allocated to Tenant. All trucks and delivery vehicles shall (i) be parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building or set any load on the floor in are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or in the soils surrounding the Building. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building and no unsightly operations or activities shall be permitted outside of the Building. Landlord agrees to incorporated this Section 2.B into the leases for all tenants within the Project.

C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the city or other governing authority. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.

D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant will conform to and will not violate the terms of any such Restrictions.

4.	TERM AND RENTAL:

A. Base Monthly Rent: The term (“Lease Term”) shall be for one hundred twenty (120) months, commencing ninety (90) days following the date the Building Shell is deemed substantially watertight allowing Tenant to begin construction of its Tenant Improvements (the “Commencement Date”) estimated to occur on May 1, 1999, and ending one hundred twenty (120) months thereafter, (“Expiration Date”). Notwithstanding the fact that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises, subject to increase pursuant to Sections 4.B and 7.B in the amount of One Hundred Thirty Five Thousand and No/100 Dollars ($135,000.00). Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of One Hundred Thirty Five Thousand and No/100 Dollars ($135,000.00) as prepaid rent for the first month of the Lease.

B. Rental Adjustment: Beginning twelve (12) months after the Commencement Date, and every twelve (12) months thereafter, the then-payable Base Monthly Rent shall be increased by the amount of Five Thousand and No/100 Dollars ($5,000.00).

C. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within ten (10) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

D. Security Deposit: Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of One Hundred Thirty Five Thousand and No/100 Dollars ($135,000.00) (“Security “Deposit”). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant’s default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default including, but not limited to.

Tenant’s failure to restore or clean the Premises following vacation thereof; and (iii) any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after receipt of written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. If Tenant shall default more than three (3) times in any twelve (12) month period, irrespective of whether or not such default is cured, then the Security Deposit shall, within ten (10) days after receipt of written demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent. Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or Tenant’s agents, employees, contractors and invitees (“Tenant’s Agents”). Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. If Tenant performs every provision of this Lease to be performed by Tenant, the Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord’s written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord’s interest in this Lease, Landlord may deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

Landlord agrees that in lieu of a cash security deposit, Tenant may deposit a letter of credit in a form reasonably acceptable to Landlord. Landlord shall be entitled to draw against the letter of credit at any time provided only that Landlord certifies to the issuer of the letter of credit that Tenant is in default under the Lease. Tenant shall keep the letter of credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks after expiration of the Lease Term. At least thirty (30) days prior to expiration of any letter of credit, the term thereof shall be renewed or extended for a period of at least three hundred sixty (360) days. Tenant’s failure to so renew or extend the letter of credit shall be a material default of this Lease by Tenant. In the event Landlord draws against the letter of credit, Tenant shall replenish the existing letter of credit or cause a new letter of credit to be issued such that the aggregate amount of letters of credit available to Landlord at all times during the Lease Term is the amount of the security deposit originally required.

5.	CONSTRUCTION:

A. Building Shell Construction: Landlord shall cause the shell of the Building (“Building Shell”) to be constructed by independent contractors to be employed by and under the supervision of Landlord’s affiliated construction company, Sobrato Construction Corporation (“General Contractor”), in accordance with the preliminary plans and specifications prepared by Arctec (“Architect”) and approved by Landlord and Tenant, attached hereto as Exhibit “B-1”. Based upon the preliminary plans, Landlord shall develop final Building Shell plans and guideline specifications by September 1, 1998 which shall be generally consistent with the preliminary plans and shall be attached upon completion as Exhibit “B-2” (“Shell Plans and Specifications”). Landlord shall pay for all costs and expenses associated with the construction of the Building Shell. The Building Shell shall include those items set forth in the attached Exhibit “C” (“Building Shell Definition”).

B. Tenant Improvement Plans: Tenant, at Tenant’s sole cost and expense, shall hire an architect to prepare plans and outline specifications to be attached as Exhibit “D” (“Tenant Improvement Plans and Specifications”) with respect to the construction of improvements to the interior premises (“Tenant Improvements”). Such plans shall be completed for all aspects of the work by October 1, 1998 with all detail necessary for submittal to the city and for construction and shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell Definition. The Tenant Improvement Plans shall provide for a minimum buildout in all areas of the Premises consisting of: (i) fire sprinklers, (ii) floorcoverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, (v) 2 x 4 drop-in florescent lighting, and (vi) any other work required by the City of San Jose necessary to obtain a Certificate of Occupancy, which work shall be completed within ninety (90) days following the Commencement Date. Landlord agrees to the installation of an antenna on the roof of the Building similar to the type and size described in Exhibit E to the Lease. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow a general contractor to be selected by Tenant and reasonably approved by Landlord (“Tenant’s Contractor”) to construct the Tenant Improvements. Tenant shall cause Tenant’s Contractor to construct the Tenant Improvements in accordance with all Tenant Improvement Plans and Specifications. As an inducement to Tenant to enter into this Lease, Landlord has agreed to provide Tenant a work allowance to be utilized by Tenant for the construction of Tenant Improvements (“Base Work Allowance”) in the amount of Three Million Two Hundred Thousand and No/100 Dollars ($3,200,000.00). The Base Work Allowance shall be paid by Landlord to Tenant as payments become due to Tenant’s Contractor pursuant to Section 5.F below. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements during the Lease Term. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

C. Pricing:

i. Building Shell. Within ten (10) days after the Shell Plans and Specifications are completed, General Contractor shall submit to Tenant competitive bids from at least three (3) subcontractors for each aspect of the work in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) related to the Building Shell. General Contractor must utilize the low bid in each case unless Tenant approves General Contractor’s use of another subcontractor, and the cost of the Building Shell shall be based upon construction expenses equal to the sum of (i) the bid amounts as approved by Tenant, (ii) a five percent (5%) contingency, and (iii) the general contractor fee specified in Section 5.H below. Upon Tenant’s written approval of the contract bids, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Shell Plans and Specifications on which the cost estimate was made, and General Contractor shall proceed with the construction of the Building Shell in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within seven (7) days of Tenant’s receipt, Tenant shall be deemed to have approved the bids.

ii. Tenant Improvements. Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Tenant shall cause Tenant’s Contractor to submit to Tenant competitive bids from at least three (3) subcontractors for each aspect of the work in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) related to the Tenant improvements. Tenant’s Contractor must utilize the low bid in each case unless Tenant approves Tenant’s Contractor’s use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant, (ii) a five percent (5%) contingency, and (iii) the general contractor fee (“Tenant Improvement Budget”). Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and Tenant’s Contractor shall proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within seven (7) days of Tenant’s receipt, Tenant shall be deemed to have approved the bids.

D. Change Orders: Tenant shall have the right to order changes in the manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Tenant shall cause Tenant’s Contractor shall promptly provide Tenant with written statements of the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on Tenant’s Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Tenant shall cause Tenant’s Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by Tenant’s Contractor to Tenant for any such change order. In no event, however, shall Tenant have the right to eliminate the minimum buildout requirements specified in Section 5.B above.

E. Building Shell Costs: Landlord shall pay all costs associated with the Building Shell including all shell related permit fees, construction taxes and connection charges or fees.

F. Tenant Improvement Costs: Tenant shall pay all costs associated with the Tenant Improvements less the Work Allowance provided herein. The cost of Tenant Improvements shall consist of only the following to the extent actually paid by Tenant’s Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and the Tenant’s Contractor’s overhead and profit. During the course of construction of Tenant Improvements, Tenant shall cause Tenant’s Contractor to deliver to Tenant not more than once each calendar month a written request for payment (“Progress Invoice”) which shall include and be accompanied by Tenant’s Contractor’s certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested. Upon acceptance by Tenant, Tenant shall pay the amount due pursuant to the Progress Invoice to Tenant’s Contractor, within fifteen (15) days after Tenant’s receipt of the above items. One (1) business day following payment by Tenant, Landlord shall reimburse Tenant by wire transfer an amount equal to the product of (i) the Progress Invoice, and (ii) a fraction, the numerator of which is the amount of the Work Allowance and the denominator of which is the Tenant Improvement Budget, until such time as Landlord has expended the full amount of the Work Allowance. All costs for Tenant Improvements shall be fully documented to and verified by Tenant.

G. Construction: Landlord shall use its reasonable efforts to obtain a building permit from the City of San Jose as soon as possible after Tenant’s approval of the Shell Plans and Specifications and “Substantially Complete” construction by April 1, 1999. The Building Shell shall be deemed substantially complete (“Substantially Complete” or “Substantial Completion”) when the Building Shell has been substantially completed in accordance with the Shell Plans and Specifications, as evidenced by the completion of a final inspection or the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority for the Building Shell, and the issuance of a certificate by the Architect certifying that the Building Shell has been completed in accordance with the plans. Installation of (i) Tenant’s data and phone cabling, (ii) Tenant’s furniture, or (iii) the exterior landscaping shall not be required in order to deem the Premises Substantially Complete. Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5.G by a period equal to the period of any said prevention, delay or stoppage. If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom.

H. This paragraph intentionally left blank

I. Tenant Delays: A “Tenant Delay” shall mean any delay in Substantial Completion of the Building as a result of any of the following: (i) Tenant’s failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 5.C.ii, (iii) changes to the plans requested by Tenant which delay the progress of the work, (iv) Tenant’s request for materials components, or finishes which are not available in a commercially reasonable time given the anticipated Commencement Date, (v) Tenant’s failure to pay, when due, any amounts requested to be paid by Tenant pursuant hereto, (vi) Tenant’s request for more than one (1) rebidding of the cost of all or a portion of the work, and (vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant’s architect. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are Substantially Complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonable determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

J. Insurance: General Contractor and Tenant’s Contractor shall procure (as a cost of the Building Shell) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder’s risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the fire insurance policy described in Section 9 is in full force and effect.

K. Punch List & Warranty: After the Building Shell are Substantially Complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other “punch list” item which Tenant brings to General Contractor’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. General Contractor shall provide a standard contractor’s warranty with respect to the Building Shell for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant’s negligence or misuse, and acts of God.

L. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant. Prior to Substantial Completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Building Shell has proceeded to the point where the work of installing the Tenant Improvements in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and Tenant’s Contractor access to the Premises before the Commencement Date for the purpose of installing the Tenant Improvements and Tenant’s trade fixtures and equipment. Any such installation work by Tenant or Tenant’s Contractor shall be undertaken upon the following conditions: (i) if the entry into the Premises by Tenant or Tenant’s Contractor interferes with or delays General Contractor’s work, Tenant shall cause the party responsible for such interference or delay to leave the Premises; and (ii) Tenant’s Contractor shall use union labor prior to the completion of the Building Shell and its entry on the Premises shall not interfere with General Contractor’s work.

M. Landlord’s Failure to Complete Construction: Landlord shall use all reasonable efforts to prepare all plans and applications necessary to (i) submit for a site development permit with fourteen (14) days following the Effective Date and (ii) submit for a building permit within forty five (45) days following the Effective Date. Notwithstanding the foregoing, (i) if the Building Shell is not watertight on or before that date which is ninety (90) days following the date on which Landlord obtains a building permit from the City of San Jose allowing Landlord to begin construction of the Building Shell, Tenant shall be entitled to rental abatement following the Commencement Date in the amount of Four Thousand Five Hundred and No/100 Dollars ($4,500.00) for each day beyond said ninety (90) day period in which the Building Shell is not Substantially Complete. The above dates shall be extended one day for every day of delay in completion caused by Tenant Delays. The delay in the commencement of rent provided herein shall be the sole and exclusive remedy of Tenant with respect by the failure by Landlord to complete the Building Shell.

N. Expansion of the Building: Provided there remains vacant land uncommitted to a third party within the Project at the time of exercise, Tenant shall have the right at any time during the Lease Term, at Tenant’s expense, to expand the Building by approximately 30,000 square feet in the location shown on Exhibit “A” (the “Building Addition”). Such work shall be governed by the provisions of Section 7 except that Landlord and Tenant agree that the Building Addition shall remain at the expiration or sooner termination of the Lease. In the event Tenant elects to exercise the forgoing option, the Base Monthly Rent shall increase on the date of exercise by Tenant by one twelfth (1/12) of the product of (i) thirteen percent (13%) and (ii) the fair market value of 67,000 square feet of land determined by agreement of the parties or by appraisal pursuant to the provisions of Sections 18.B and 18.C of this Lease. By way of example, if the fair market value of land is determined to be $15.00 psf, the rent would increase by 1/12 X (.13 X ($15 X 67,000)), or $10,887.50 per month.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in Section 5.K above. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for “Punch List” type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed. Within thirty (30) days after the Commencement Date, Tenant agrees to be in occupancy of at least fifty percent (50%) of the rentable square footage of the Premises.

B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be painted or cleaned so that they appear to be in good condition, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and  licensed service firm and left in “good operating condition and repair” as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Except for those Alterations Landlord has previously agreed may remain in the Premises pursuant to Section 7 below, Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have the Premises or any parts thereof restored to their condition as of the Commencement Date, or to cause Tenant to surrender all Alterations (as defined in Section 7) in place to Landlord. If Landlord shall so require, Tenant shall, at Tenant’s sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to extent such compliance is necessitated by the repair and restoration work.

C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate. Any holding over after the termination or Expiration Date with Landlord’s express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7.	ALTERATIONS AND ADDITIONS:

A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If Landlord’s consent is required, Tenant shall deliver to Landlord the proposed architectural and structural plans for the Alteration and Landlord shall have a period of ten (10) business days thereafter to grant its consent. Landlord shall indicate to Tenant at the time of Tenant’s request, whether or not Landlord will require Tenant to remove such Alteration at the Expiration Date. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides

Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15“ X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990. Any Alterations, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including attorney’s fees shall be due from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Landlord shall be responsible, at Landlord’s expense, to ensure that all construction performed prior to the Commencement Date by Landlord pursuant to Section 5 is in compliance with applicable Governmental Regulations. Tenant shall be responsible, at Tenant’s expense, to ensure that all construction performed prior to the Commencement Date by Tenant’s Contractor pursuant to Section 5 is in compliance with applicable Governmental Regulations. Thereafter, Tenant, at Tenant’s sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing, if any improvement or alteration to the Premises is required as a result of any future laws or regulations affecting the Premises not related to Tenant’s specific use of the Premises, and provided further said improvement or alteration is not required because of Alterations made by Tenant, the cost of such improvements shall be allocated between Landlord and Tenant such that Tenant shall pay to Landlord upon completion of such improvement, the portion of the cost thereof equal to the remaining number of years in the lease term divided by the anticipated useful life of such improvement.

8.	MAINTENANCE OF PREMISES:

A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls and roof structure of the Building Shell.

B. Tenant’s Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) all elevator equipment, and (viii) the roof membrane system. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements, normal wear and tear excepted. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

C. Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs/Audits: Notwithstanding the provisions of Sections 8, 9, 10 and 11 of this Lease, in the event Landlord pays any maintenance, or repair costs, taxes, insurance costs or utility costs in connection with the Premises or in connection with the Project which are not otherwise Landlord’s obligation hereunder, Tenant agrees to reimburse Landlord Tenant’s Allocable Share (as defined in Section 8.E below) of the expenses resulting from Landlord’s payment of Reimbursable Operating Costs (as defined in Section 8.D below). Tenant agrees to pay its Allocable Share of the Reimbursable Operating Costs as additional rental within thirty (30) days of Tenant’s receipt of a written invoice from Landlord. Tenant shall have the right to an annual audit, at Tenant’s expense, in Landlord’s offices the books, records, and supporting documents of Landlord to the extent necessary to determine the accuracy of such Reimbursable Operating Costs.

D. Reimbursable Operating Costs: For purposes of calculating Tenant’s Allocable Share of Building and Project Costs, the term “Reimbursable Operating Costs” is defined as all costs and expenses of the nature hereinafter described which are incurred by Landlord in connection with ownership and operation of the Building or the Project in which the Premises are located, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership and operation of the Building and/or Project. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied (with accruals appropriate to Landlord’s business), including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, and maintenance of the sidewalks, landscaping, waterscape, parking areas, and driveways; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty and liability coverage and rental abatement and earthquake (if commercially available) insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project unless requested to do so by the majority of the tenants in the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant’s Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the  Building and/or Project.

E. Tenant’s Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the total Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service is allocable only to the Building, or the total square footage of the Project if the service is allocable to the entire Project. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and is subject to recalculation in the event of expansion of the Building or Project.

F. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same as soon as reasonably possible, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Unless such failure is due to Landlord’s negligence, Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9.	HAZARD INSURANCE:

A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord’s Insurance: Landlord agrees to purchase and keep in force fire, extended coverage and earthquake insurance in an amount equal to the replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant from sources other than the Work Allowance) as determined by Landlord’s insurance company’s appraisers. The earthquake and/or flood insurance shall contain reasonable deductibles which, in the case of earthquake and flood insurance may be up to 15% of the replacement value of the property. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within ten (10) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease

Commencement and Expiration Dates. Tenant may elect to provide the fire, extended coverage and earthquake insurance for the Building if Landlord is unable to obtain such coverage on as least a favorable basis as could be obtained by Tenant.

C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements (for which it has paid from sources other than the Work Allowance), and Alterations for their full replacement value (without depreciation) and to obtain worker’s compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant’s liability insurance shall be primary insurance and shall provide coverage on an “occurrence” rather than on a “claims made” basis. Tenant shall name Landlord and Landlord’s lender as an additional insured and shall deliver a certificate of insurance and renewal certificates to Landlord. All such policies shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks.

D. Waiver: Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant’s obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by or on behalf of Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to reimburse Landlord for its pro rata share of all costs incurred by Landlord in connection with such application or proceeding.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A. Tenant’s Responsibility: Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency’s lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements. (“Hazardous Materials”). In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

B. Tenant’s Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents. Tenant’s indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including reasonable attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination o this Lease.

C. Actual Release by Tenant: Tenant agrees to notify Landlord of any lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials by Tenant or Tenant’s Agents on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation by Tenant or Tenant’s Agents of, or material failure by Tenant or Tenant’s Agents to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant’s Agents and employees within the Building).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to the provisions of Section 19.E of this Lease.

D. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such costs incurred by Landlord, including reasonable attorneys’ and consultants’ fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Tenant’s receipt of Landlord’s written demand therefore.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay any rent including additional rent or any other payment due under this Lease by the date such rent is due, (ii) the abandonment or vacation of the Premises by Tenant; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy

(unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions, and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall have no obligation to relet the Premises following a default if Landlord has other available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenants Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

E. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within ten (10) days of Landlord’s written notice for such payment.

F. Habitual Default: The provisions of Section 13 notwithstanding, the parties agree that if Tenant shall have defaulted in the performance of any (but not necessarily the same) term or condition of this Lease for three or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.

14. LANDLORD’S LIABILITY:

A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof.

B. Limitation on Tenant’s Recourse: If Landlord is a corporation trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C. Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify and hold Landlord exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise and all other personal property of any person, arising from the use of the Premises, Building, and/or Project by Tenant and Tenant’s Agents or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant’s Agents. Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to the approximate condition which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord and Tenant jointly. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, Tenant’s fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction.

B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in 180 days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is less than ninety percent (90%) covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking; but in such event, Landlord shall have the option to terminate this Lease as of the Vesting Date. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; but Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of such taking.

17. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord: Except as specifically provided in this Section 17, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises and (iv) a current financial statement of Tenant. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a thirty (30) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease as to the space so affected as of the date so specified by Tenant, in which case Tenant will be relieved of all further obligations as to such space; (ii) permit Tenant to assign or sublet such space to the named assignee/ subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 30-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease was to commence, and from such date forward, Base Monthly Rent and Tenant’s Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises. In the event Landlord elects option (ii) above, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current “Fair Market Rental” as defined in Section 18.A below; (v) Tenant reimburses Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

B. Assignment or Subletting Consideration: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the rent payable hereunder and reasonable subletting and assignment costs, shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

C. No Release: Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee assumes the obligations of Tenant to the extent accruing after such transferee’s acquisition of Tenant’s stock possessing more than 50% of the total combined voting of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

F. Effect of Default: In the event of Tenant’s default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord not to exceed the amount of such default as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant’s Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A Lease termination due to Tenant’s default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord’s election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant’s Agents.

G. Conveyance by Landlord: As used in this Lease, the term “Landlord” is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant’s security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

F. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

18. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, one (1) option (the “Option”) to extend the Lease Term for an additional term (the “Option Term”). The Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the Expiration Date but no later than twelve (12) months prior to the Expiration Date, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except this Section shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) One Hundred Thirty Five Thousand and No/100 Dollars ($135,000.00), and (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to

Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Building. Fair Market Rental shall further take into account that Tenant is in occupancy and making functional use of the Premises in its then existing condition. Fair Market Rental shall additionally include only value of the 67,000 sf of land associated with Building Addition and shall exclude the balance of the value of Building Addition if such addition has been constructed by Tenant. The appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include (i) brokerage commissions, (ii) tenant improvement allowances, and (iii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Tenant’s receipt of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the basis for determining the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and ninety five percent (95%) of the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

1. Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at least two (2) times at a mutually agreeable time and place, in an attempt to resolve the disagreement.

2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Symbol Technologies, Inc. and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been so exercised.

19. GENERAL PROVISIONS:

A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Colliers Parrish which shall be paid in its entirety by Landlord and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant.

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which for such claims the parties agree shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J. A. M. S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J. A. M. S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J. A. M. S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1152.5. The mediation shall be held in Santa Clara County and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, THE PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEY’S FEES THAT MIGHT OTHERWISE BE AVAILABLE TO THEM IN A COURT ACTION OR ARBITRATION AND IN ADDITION THERETO, THE PARTY WHO IS DETERMINED BY THE ARBITRATOR TO HAVE RESISTED MEDIATION, SHALL BE SANCTIONED BY THE ARBITRATOR OR JUDGE.

If a mediation is conducted but is unsuccessful, it shall be followed by final and binding arbitration administered by and in accordance with the then existing rules and practices of J. A. M. S. or the other judicial and mediation service selected, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. The parties to the arbitration shall have those rights of discovery that the arbitrator(s) deem necessary (after application to the arbitrator(s)) to a full and fair hearing of the matter. However, in no event shall the parties be entitled to propound interrogatories or request for admissions during the arbitration process. The arbitrator shall be a retired judge or a licensed California attorney. The venue for any such arbitration or mediation shall be in Santa Clara County, California.

F. Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes; (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; and (iv) performing any obligations of Landlord under the Lease including remediation of hazardous materials if determined to be the responsibility of Landlord. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

H. Estoppel Certificates: At any time during the Lease Term, Tenant shall, within ten (10) days following Tenant’s receipt of written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Tenant agrees to provide, within fifteen (15) days of Tenant’s receipt of Landlord’s written request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing the Premises or Landlord’s interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment(including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. Modifications Required by Lender: If any Lender of Landlord or ground lessor of the Real Property Requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s written request.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute, when a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

N. Property Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P. Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after Tenant’s receipt of a written request of Landlord, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Tenant’s receipt of Landlord’s written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. This paragraph intentionally left blank

X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: SOBRATO LAND HOLDINGS		Tenant: SYMBOL TECHNOLOGIES, INC.
a California Limited Partnership		a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Brian T. Burke
	John M. Sobrato		Brian T. Burke
Its:	General Partner	Its:	Senior VP.

10600 North De Anza Blvd.	408.446.0700
Suite 200	Facsimile: 408.446.0583
Cupertino, CA 95014-2075	www.sobrato.com

FIRST AMENDMENT TO LEASE

This first amendment to lease (“Amendment”) is made this 13th day of August, 1999 (“Effective Date”) by and between SOBRATO LAND HOLDINGS, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and SYMBOL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at One Symbol Plaza, Holtsville, NY 11742-1300 (“Tenant”).

WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated August 24, 1998, (the “Lease”) for the premises (“Premises”) located at 6480 Via Del Oro San Jose, California; and

WHEREAS Landlord and Tenant wish to document the Commencement Date and extend the Lease Term by several weeks;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1.

The Commencement Date of the Lease is agreed by the Parties to be the date of August 13, 1999. Tenant has previously paid Landlord the rent for the first month of the Lease Term pursuant to the terms of the Lease.

2.	Notwithstanding the terms of the Lease, the Expiration Date of the Lease is agreed by the Parties to be the date of August 31, 2009.
3.	All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.
4.

Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord		Tenant
SOBRATO LAND HOLDINGS		SYMBOL TECHNOLOGIES, INC.
a California limited partnership		a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Brian T. Burke
Its:	General Partner	Its:	SENIOR VP

SECOND AMENDMENT TO LEASE

This second amendment to lease (“Amendment”) is made this 13th day of August, 1999 (“Effective Date”) by and between Sobrato Land Holdings a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and Symbol Technologies, Inc., a Delaware corporation having its principal place of business at One Symbol Plaza, Holtsville, New York 11742-1300 (“Tenant”).

WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated August 24, 1998, and a first amendment to lease dated August 13, 1999 (the “Lease”) for the premises (“Premises”) located at 6480 Via Del Oro, California; and

WHEREAS Landlord and Tenant wish to modify the square footage of the building, the monthly rent and the work allowance

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1.	The square footage of the premises has been measured following completion of construction and has been determined to be 102,139 square feet pursuant to paragraph 2.B of the Lease.
2.	The initial Base Monthly Rent shall be increased based on the final square footage to $137,887.65, subject to further increase pursuant to Sections 4.B and 7.B
3.	The Work Allowance based on the final square footage shall be increased to $3,268,448.00
4.	All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.
5.

Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord		Tenant
Sobrato Land Holdings,		Symbol Technologies, Inc.,
a California limited partnership		a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Brian T. Burke
	John M. Sobrato		BRIAN T. BURKE
Its:	General Partner	Its:	SENIOR VP

10600 North De Anza Blvd.	408. 446. 0700
Suite 200	Facsimile: 408. 446. 0583
Cupertino, CA 95014-2075	www.sobrato.com

THIRD AMENDMENT TO LEASE

This third amendment to lease (“Amendment”) is made this 8th day of April, 2008 (“Effective Date”) by and between Sobrato Land Holdings, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and Symbol Technologies, Inc., a Delaware corporation and Motorola Inc., a Delaware corporation, jointly as tenants, both having their principal place of business at 1303 E. Algonquin Road, Schaumburg, IL 60196 (“Tenant”).

WITNESSETH

WHEREAS Landlord and Symbol Technologies, Inc. entered into a lease dated August 24, 1998 (the “Lease”) for the building of 102,139 rentable square feet located at 6480 Via Del Oro in San Jose, California (“Premises”); and

WHEREAS Landlord and Tenant entered into a First Amendment to Lease and a Second Amendment to Lease both dated August 13, 1999; and

WHEREAS Motorola, Inc. joined Symbol Technologies Inc. as tenant under the Lease and became jointly and severally liable with Symbol for the performance of all obligations, agreements, covenants, indemnities and other undertakings on the part of the Tenant that are incurred or accrue from and after January 9, 2007.

WHEREAS effective with the date of this Amendment, Landlord and Tenant wish to modify the Lease to: (i) extend the Lease Term; (ii) specify the Base Monthly Rent schedule for the remainder of Lease Term and during the extension term (iii) cancel Tenant’s obligation to provide a Security Deposit; and (iv) provide Tenant with an additional option to renew.

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1.	The Lease Term is extended for sixty (60) months from August 31, 2009; resulting in a revised Lease Expiration Date of August 31, 2014.
2.	The Base Monthly Rent schedule for the Premises is a follows:

05/01/2008 through 08/31/2008	$145,635 per month
09/01/2008 through 08/31/2009	$149,685 per month
09/01/2009 through 08/31/2010	$153,857 per month
09/01/2010 through 08/31/2011	$158,153 per month
09/01/2011 through 08/31/2012	$162,579 per month
09/01/2012 through 08/31/2013	$167,137 per month
09/01/2013 through 08/31/2014	$171,832 per month

3.

Upon execution of this Amendment Landlord shall no longer require Tenant to provide a Security Deposit and Paragraph 4(D) is hereby deleted. Landlord shall return to Tenant the Security Deposit documentation or cash in its possession together with the executed third Amendment.

4.

Section 18 of the Lease entitled “Option to Extend The Lease Term” shall continue to apply and Tenant is hereby granted an additional option to renew and extend the Lease pursuant to the terms of Section 18, except that Section 18D shall be amended to include Motorola, Inc. as well as Symbol Technologies, Inc.

5.	All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.
6.

Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord
Sobrato Development Companies #871
a California limited partnership
By:	/s/ John M. Sobrato
Print Name:	John M. Sobrato
Its:	General Partner

Tenant
Symbol Technologies, Inc.
a Delaware corporation
By:	/s/ Terry Rieth
Print Name:	TERRY RIETH
Its:	SENIOR AIRECTOR
REAL ESTATE OPERATION

Motorola, Inc.
a Delaware corporation

By:	/s/ Terry Rieth
Print Name:	TERRY RIETH
Its:	SENIOR AIRECTOR
REAL ESTATE OPERATION

FOURTH AMENDMENT TO LEASE

This fourth amendment to lease (“Amendment”) is made this 22 day of November, 2011 (“Effective Date”) by and between SI 25, a Limited Liability Company as successor in interest to Sobrato Land Holdings having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and Symbol Technologies, Inc., a Delaware corporation and Motorola Solutions Inc. (f/k/a Motorola, Inc.), a Delaware corporation, jointly as tenants, both having their principal place of business at 1303 E. Algonquin Road, Schaumburg, IL 60196 (“Tenant”).

WITNESSETH

WHEREAS Landlord and Symbol Technologies, Inc. entered into a lease dated August 24, 1998, as amended by a First Amendment to Lease and a Second Amendment to Lease both dated August 13, 1999 and a Third Amendment to Lease dated April 8, 2008 (collectively, the “Lease”) for the building of 102,139 rentable square feet located at 6480 Via Del Oro in San Jose, California (“Premises”); and

WHEREAS Motorola, Inc. joined Symbol Technologies Inc. as tenant under the Lease and became jointly and severally liable with Symbol for the performance of all obligations, agreements, covenants, indemnities and other undertakings on the part of the Tenant that are incurred or accrue from and after January 9, 2007.

WHEREAS effective with the date of this Amendment, Landlord and Tenant wish to modify the Lease to: (i) extend the Lease Term; (ii) specify the Base Monthly Rent schedule for the remainder of Lease Term and during the Extension Term (iii) provide Tenant a Work Allowance; and (iv) provide Tenant with an additional option to renew.

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1.	The Lease Term is extended for sixty (60) months from August 31, 2014; resulting in a revised Lease Expiration Date of August 31, 2019.
2.	The Base Monthly Rent schedule for the Premises is a follows:

09/01/2011 through 08/31/2012	$162,579 per month
09/01/2012 through 08/31/2013	$167,137 per month
09/01/2013 through 08/31/2014	$171,832 per month
09/01/2014 through 08/31/2015	$176,643 per month
09/01/2015 through 08/31/2016	$181,589 per month
09/01/2016 through 08/31/2017	$186,674 per month
09/01/2017 through 08/31/2018	$191,901 per month
09/01/2018 through 08/31/2019	$197,274 per month

3.

In connection with this Lease Amendment Landlord shall provide Tenant a work allowance in the amount of One Million Twenty One Thousand Three Hundred and Ninety Dollars and no/00 ($1,021,390.00). Landlord shall pay Tenant within 30 days of Tenant submitting invoices to Landlord showing the work performed at the Premises.

4.

Section 18 of the Lease entitled “Option to Extend The Lease Term” shall continue to apply and Tenant is hereby granted and shall have one (1) option to renew and extend the Lease pursuant to the terms of Section 18, except that Section 18D shall be amended to include Motorola Solutions, Inc. as well as Symbol Technologies, Inc.

5.	All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.
6.

Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Fourth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourth Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord
SI 25
a Limited Liability Company
By:	/s/ John Michael Sobrato
Print Name:	John Michael Sobrato
Its:	General Partner

Tenant
Symbol Technologies, Inc.
a Delaware corporation

By:	/s/ Delmer Knipfer
Print Name:	Delmer Knipfer
Its:	Authorized Signatory

Motorola, Inc.
a Delaware corporation

By:	/s/ Delmer Knipfer
Print Name:	Delmer Knipfer
Its:	DIRECTOR, GLOBAL Real ESTATE

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE is made and entered into as of the 28th day of October, 2016, by and between Zebra Technologies Corporation, a Delaware corporation (hereinafter called “Assignor”) and Extreme Networks, Inc., a Delaware corporation (hereinafter called “Assignee”).

WITNESSETH THAT:

WHEREAS, Assignor is the tenant of the premises located at 6480 Via del Oro, in the City of San Jose, County of Santa Clara, State of California and more particularly described in the hereinafter referred to Lease (“Premises”);

WHEREAS, Assignor leases the Premises from SI 25, LLC, a California limited liability company (“Landlord”) pursuant to that certain Lease dated August 24, 1998 between Landlord’s predecessor in interest, Sobrato Land Holding, a California limited partnership (“SLH”), and Assignor’s predecessor in interest, Symbol Technologies, Inc., a Delaware corporation (“Symbol”), as amended by a First Amendment to Lease and a Second Amendment to Lease both dated August 13, 1999 between SLH and Symbol, a Joinder signed by Motorola, Inc., a Delaware corporation (“Motorola”) dated effective as of January 9, 2007, a Third Amendment to Lease dated April 8, 2008 between SLH, as the landlord, and Symbol and Motorola, as the tenant, and a Fourth Amendment to Lease dated November 22, 2011 between Landlord, as the landlord, and Symbol and Motorola, as the tenant (as amended the “Lease”) a copy of the Lease being incorporated herein by reference and attached hereto as Exhibit A;

WHEREAS, Landlord consented to the assignment of the Lease to Tenant pursuant to a Landlord’s Consent To Assignment previously entered into by and among Symbol, Motorola, Zebra and Landlord (the “Prior Assignment Consent”); and

WHEREAS, Assignor and Assignee desire that all of the rights of Assignor under the Lease shall be assigned and transferred to Assignee;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, as well as other good and valuable consideration, the receipt and adequacy are hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.Assignor does hereby assign to Assignee all of its right, title, and interest in and to the Lease, effective on the date hereof (the “Effective Date”).

2.Assignee hereby accepts the above assignment from Assignor, and agrees fully and timely to satisfy, uphold, and perform all duties and obligations of Assignor pursuant to the Lease, including, but not limited to, the payment of rent as referenced therein, accruing from the Effective Date forward. Assignee shall have no liability whatsoever for any payments due or other obligations which arose or were required to be performed under the Lease prior to the Effective Date.

3.The parties acknowledge that Landlord holds a security deposit in the amount of $0. As of the Effective Date, Assignor hereby assigns to Assignee all of Assignor’s right, title, and interest in and to said amounts, and Assignee shall reimburse Assignor in cash for same. Landlord shall apply said amounts towards Assignee’s account or return any unearned portion thereof to Assignee in accordance with the terms of the Lease.

4.Any notice, request, demand, or other communication to be given hereunder or pursuant to the Lease shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or on the third day after mailing if mailed by first-class certified mail, postage prepaid, return receipt requested, addressed to the intended recipient thereof at the address set forth below. Either party may change its notice address by giving the other party written notice of such change in the manner set forth herein.

Assignee: Extreme Networks, Inc. 145 Rio Robles San Jose, CA 95134 Attention: Ted Lawson	Assignor: Zebra Technologies Corporation 3 Overlook Point Lincolnshire, IL 60069 Attention: Deanna Cheslog
Copy to: Extreme Networks, Inc. 145 Rio Robles San Jose, CA 95134 Attention : Katy Motiey	Copy to: Zebra Technologies Corporation 3 Overlook Point Lincolnshire, IL 60069 Attention: Legal Department

Executed as of the date first set forth above.

“Assignee” Extreme Networks, Inc., a Delaware corporation /s/ Katy Motiey By: Katy Motiey Its: EVP,CAO	“Assignor” Zebra Technologies Corporation, a Delaware corporation /s/ Michael Cho By: Michael Cho Its: Senior Vice President, Corporate Development